Exhibit 99.1

Celator® Pharmaceuticals Announces Positive Induction Response Results from Phase 3 Study of CPX-351 in Patients with High-Risk (Secondary) Acute Myeloid Leukemia

CPX-351 demonstrates a 43.2% relative improvement in induction response rate

Conference call today at 8:30am Eastern Time to discuss the results

EWING, N.J., June 24, 2015 /PRNewswire/ -- Celator Pharmaceuticals, Inc. (Nasdaq: CPXX) today announced final induction response rate results (complete remission plus complete remission with incomplete hematologic recovery, or CR+CRi) in the Phase 3 study comparing CPX-351 (cytarabine:daunorubicin) liposome injection to the standard of care regimen, referred to as 7+3 (conventional cytarabine and daunorubicin treatment), in patients with untreated high-risk (secondary) acute myeloid leukemia (AML). The results showed that CPX-351 produced a relative improvement in induction response rate of 43.2% (47.7% for CPX-351 vs. 33.3% for the 7+3 regimen).

Data on overall survival, the primary endpoint, are expected in the first quarter of 2016. However, induction response rate is a key secondary endpoint in the study and has been an important surrogate of overall survival and clinical benefit in this patient population. These data validate the induction response rates observed in the Phase 2 study, which was associated with a marked improvement in overall survival.

“The results are encouraging because this is the third randomized study in which CPX-351 outperformed the control arm of cytarabine plus an anthracycline in overall response rate,” said Jeffrey Lancet, M.D., Senior Member and Chief of the Leukemia/Myelodysplasia Program at Moffitt Cancer Center and lead investigator on the Phase 3 study. “With induction therapy for AML, response rate has historically served as a surrogate for overall survival, and these data suggest a clinically meaningful benefit for CPX-351 over standard chemotherapy.”

Gail Roboz, M.D., Associate Professor of Medicine and Director of the Leukemia Program at the Weill Medical College of Cornell University and the NewYork-Presbyterian Hospital in New York added, “The magnitude of the CR+CRi rate increase is promising and we may be one step closer to having a superior treatment option for patients with this devastating disease. The improvement in response rate portends well for a clinically meaningful survival benefit.”

The randomized, controlled, Phase 3 study evaluated 309 patients, aged 60-75 years, from 39 clinical centers in the U.S. and Canada, with untreated high-risk (secondary) AML. Patients were randomized 1:1 to receive either CPX-351 or the 7+3 regimen. In addition to induction response and overall survival, other important information, such as rate of morphologic leukemia-free state, best overall response, response duration, event-free survival, and early mortality, as well as pharmacoeconomic comparisons, will be assessed and available at the conclusion of the study. The Leukemia & Lymphoma Society® has partnered with Celator in the development of CPX-351.

“We are very pleased with the induction response rate results. This is one of the largest trials conducted in this specific patient population, and based on the improvement seen with CPX-351, we are optimistic about the opportunity for CPX-351 to improve overall survival in this patient population,” said Scott Jackson, Celator’s Chief Executive Officer. “We look forward to the continued follow up of these patients. If approved, CPX-351 will be well-positioned to become the standard of care for high-risk AML patients. Further, we believe that significant opportunities exist for the additional development of CPX-351 as the backbone of treatment for AML and other blood cancers.”

Data on the primary endpoint of the study, overall survival, are expected in the first quarter of 2016.

Additional information regarding the study is available at http://clinicaltrials.gov/show/NCT01696084.

Conference Call Information:

Celator will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss the induction response results from its Phase 3 study. To participate in the conference call, please dial 877-303-6316 (domestic) or 650-521-5176 (international) and refer to conference ID 73362390. The live webcast of the call can be accessed in the Investors section of Celator's website at www.celatorpharma.com. An archived webcast will be available on Celator's website beginning approximately two hours after the event.

About CPX-351

CPX-351 (cytarabine:daunorubicin) Liposome for Injection represents a new approach to developing combinations of drugs in which drug molar ratios with synergistic anti-tumor activity are encapsulated in a drug delivery vehicle in order to maintain the desired ratio following administration. CPX-351 has been granted orphan drug status by the U.S. Food & Drug Administration and the European Commission for the treatment of Acute Myeloid Leukemia (AML). Celator has conducted two randomized, controlled, Phase 2 studies with CPX-351. The first study was conducted in newly diagnosed elderly AML patients and the second study was conducted in patients with AML in first relapse. In both Phase 2 studies, treatment with CPX-351 resulted in significant improvements in response rates, 60-day mortality, and overall survival in the highest risk patients. The Leukemia & Lymphoma Society® has partnered with Celator in the development of CPX-351 starting in Phase 2 and continuing in Phase 3.

About AML

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The American Cancer Society estimates that there will be 20,830 new cases of AML and 10,460 deaths from AML in the U.S. in 2015. Additionally, it is estimated that the prevalence of AML across major global markets (U.S., France, Germany, Italy, Spain, United Kingdom and Japan) is over 75,000. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. AML patients with relapsed or refractory disease and newly diagnosed AML patients over 60 years of age with poor prognostic risk factors typically die within one year, resulting in an acute need for new treatment options for these patients.

About Celator Pharmaceuticals, Inc.

Celator Pharmaceuticals, Inc., with locations in Ewing, N.J., and Vancouver, B.C., is a clinical stage biopharmaceutical company that is transforming the science of combination therapy, and developing products to improve patient outcomes in cancer. Celator’s proprietary technology platform, CombiPlex®, enables the rational design and rapid evaluation of optimized combinations incorporating traditional chemotherapies as well as molecularly targeted agents to deliver enhanced anti-cancer activity.  CombiPlex addresses several fundamental shortcomings of conventional combination regimens, as well as the challenges inherent in combination drug development, by identifying the most effective synergistic molar ratio of the drugs being combined in vitro, and fixing this ratio in a nano-scale drug delivery complex to maintain the optimized combination after administration and ensure its exposure to the tumor.  Celator’s pipeline includes lead product, CPX-351 (a liposomal formulation of cytarabine:daunorubicin) for the treatment of acute myeloid leukemia; CPX-1 (a liposomal formulation of irinotecan:floxuridine) for the treatment of colorectal cancer; and a preclinical stage product candidate, CPX-8 (a hydrophobic docetaxel prodrug nanoparticle formulation), being studied by the National Cancer Institute’s Nanotechnology Characterization Laboratory. The company is advancing the CombiPlex platform and broadening its application to include molecularly targeted therapies and epigenetic modulators.

For more information, please visit Celator’s website at www.celatorpharma.com. Information on ongoing trials is available at www.clinicaltrials.gov.

Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Celator, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the potential safety, tolerability, efficacy and therapeutic and commercial potential of CPX-351, our expectations regarding our development plans for CPX-351 and our other drug candidates, the availability of data from clinical studies, and whether final results of clinical studies will be supportive of regulatory approvals required to market licensed products. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of clinical studies, availability of data from ongoing clinical studies, whether clinical study results for CPX-351 obtained to date will be predictive of future results, expectations for regulatory approvals, and other matters that could affect the availability or commercial potential of our drug candidates. Celator undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Celator’s Form 10-K for the year ended December 31, 2014 and other filings by the company with the U.S. Securities and Exchange Commission.

CONTACTS:

Media:
Mike Beyer
Sam Brown, Inc.
773-463-4211
beyer@sambrown.com

Investors:

Adam Krop

The Trout Group

646-378-2963

akrop@troutgroup.com